UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York		14450
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On March 4, 2009, James A. Kofalt notified PAETEC Holding Corp. (the “Company”) of his resignation, effective as of March 6, 2009, from the Board of Directors (the “Board”) of the Company and from his positions on the Audit Committee of the Board and the Continuing PAETEC Corp. Directors Committee of the Board.

(d)    On March 5, 2009, the Board appointed Shelley Diamond to the Board effective on March 6, 2009 to fill the vacancy resulting from Mr. Kofalt’s resignation. Ms. Diamond was designated for appointment to the Board by the Continuing PAETEC Corp. Directors Committee of the Board in accordance with the Company’s Amended and Restated Bylaws. Ms. Diamond will serve as a Class I director for a term expiring at the annual meeting of stockholders in the year 2010. The Board also appointed Ms. Diamond effective on March 6, 2009 to serve on the Compensation Committee of the Board and the Continuing PAETEC Corp. Directors Committee of the Board.

Ms. Diamond, age 55, has served since 2007 as the Managing Director of the New York office of Young and Rubicam, Inc., an advertising agency. Ms. Diamond has served in various roles at Young and Rubicam since 1991, and before assuming her current position had been Director of Client Services since 2001. Before joining Young and Rubicam, she held various positions at Ted Bates Advertising, at Grey Advertising and at Foote Cone and Belding, an advertising agency. Ms. Diamond also serves on the boards of SIFE (Students in Free Enterprise) and AUP (Academy of Urban Planning).

Effective on March 6, 2009, in connection with Ms. Diamond’s appointment as a director, upon the recommendation of the Compensation Committee, the Board approved an initial grant to Ms. Diamond of stock options to purchase 75,000 shares of the Company’s common stock, which will vest in equal installments on each of the first, second, third and fourth anniversaries of the March 6 grant date. In addition, for Ms. Diamond’s service on the Board and as a member of the Compensation Committee, the Board approved an annual grant to Ms. Diamond of stock options to purchase 5,000 shares of common stock and restricted stock units for 5,000 shares of common stock, which will vest in equal installments on each of the first, second and third anniversaries of the March 6 grant date. The exercise price of each of the foregoing stock options will be equal to the last reported sale price of the common stock on the NASDAQ Global Select Market on the grant date. The grants were made pursuant to the PAETEC Holding Corp. 2007 Omnibus Incentive Plan. Ms. Diamond also will receive customary annual cash fees paid to non-employee directors of the Company.

Effective on March 6, 2009, the Board appointed Michael C. Mac Donald to fill the vacancy on the Audit Committee of the Board resulting from Mr. Kofalt’s resignation. In connection with this appointment and with the appointment of Ms. Diamond to the Compensation Committee, Mr. Mac Donald’s membership on the Compensation Committee ceased effective on March 6, 2009.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)    On March 5, 2009, the Board approved, effective on that date, an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”) to eliminate the requirement that the ratio of “Continuing PAETEC Corp. Directors” to “Continuing US LEC Directors” on Board committees must be maintained at two to one. This requirement was originally incorporated into the Bylaws in accordance with the terms of the merger agreement for the business combination of PAETEC Corp. and US LEC Corp., which was completed on February 28, 2007. For purposes of the Bylaws, the terms “Continuing PAETEC Corp. Directors” and “Continuing US LEC Directors” mean the directors of PAETEC Corp. or US LEC Corp. who were appointed or designated to serve as directors of the Company as of the original effective date of the Bylaws, and any other directors of the Company who take office after such date and prior to February 28, 2010, who are nominated or designated to the Board by the Continuing PAETEC Corp. Directors Committee or the Continuing US LEC Directors Committee.

As a result of the Amendment, the required ratio of Continuing PAETEC Corp. Directors to Continuing US LEC Directors on committees of the Board has been eliminated, vacancies on committees of the Board created by the cessation of service of a Continuing PAETEC Corp. Director or a Continuing US LEC Director no longer must be filled by a nominee designated to the Board by the Continuing PAETEC Corp. Directors Committee or the Continuing US LEC Directors Committee, and committees of the Board no longer are required to have a minimum number of members. The Amendment did not change the current requirement in the Bylaws that until February 28, 2010 the ratio of Continuing PAETEC Corp. Directors to Continuing US LEC Directors on the Board must be maintained at two to one.

A copy of the foregoing Amendment is filed as exhibit 3.1 to this report, and is incorporated by reference in this Item 5.03. A copy of the Bylaws as amended by the Amendment is filed as exhibit 3.2 to this report, and is incorporated by reference in this Item 5.03. The foregoing summary of the provisions of the Amendment is qualified in all respects by reference to the text of the Bylaws as amended.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.    The following documents are herewith filed as exhibits to this report:

Exhibit Number	Description of Exhibit

3.1	Amendment to Article III, Section 8 of Amended and Restated Bylaws of PAETEC Holding Corp.

3.2	Amended and Restated Bylaws of PAETEC Holding Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: March 10, 2009

/s/    Mary K. O’Connell

Mary K. O’Connell

Senior Vice President,

    General Counsel and Secretary

(Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Amendment to Article III, Section 8 of Amended and Restated Bylaws of PAETEC Holding Corp.

3.2	Amended and Restated Bylaws of PAETEC Holding Corp.

6